Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Con-way Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-181228, 333-162845, 333-30327, 333-48733, 333-92399, 333-36180, 333-54558, 333-102749, 333-104803, 333-124343, 333-133546 and 333-142353 on Form S-8, No. 333-56667, 333-148234 and 333-166763 on Form S-3 and No. 333-116211 on Form S-4) of Con-way Inc. of our report dated February 25, 2013, with respect to the consolidated balance sheets of Con-way Inc. as of December 31, 2012 and 2011, and the related statements of consolidated income, comprehensive income (loss), cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Con-way Inc.

/s/ KPMG LLP
Portland, Oregon
February 25, 2013